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                                                                    Exhibit 12.1

                                           OPTION CARE, INC.
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (DOLLAR AMOUNTS IN THOUSANDS)

                                                            Year ended December 31,
                                             ---------------------------------------------------      Nine months ended
                                              1999      2000       2001        2002        2003       September 30, 2004
                                             ------    -------    -------     -------     -------     ------------------
Earnings:
Earnings before income taxes                 $7,756    $11,920    $16,235     $23,203     $14,445          $22,687
Add:
     Interest expense                         1,075      1,088      1,343         214         274               56
     Interest within rental expenses            476        462        616         952         952              781
     Amortized debt premiums                    127        179        253         173         203              152
     Minority interest                           78        296        216          85         165              170
     Amortized capitalized interest              --         --         --          --           7               11
                                             ------    -------    -------     -------     -------          -------
Earnings available for fixed charges          9,512     13,945     18,663      24,627      16,046           23,857
                                            =======    =======    =======     =======     =======          =======

Fixed charges:
Interest expense                              1,075      1,088      1,343         214         274               56
Interest within rental expenses                 476        462        616         952         952              781
Amortized debt premiums                         127        179        253         173         203              152
Interest capitalized                             --         --         --          --          69               --
                                             ------    -------    -------     -------     -------          -------
Fixed charges                                 1,678      1,729      2,212       1,339       1,498              989
                                            =======    =======    =======     =======     =======          =======

Ratio of earnings to fixed charges             5.67       8.07       8.44       18.39       10.71            24.12
                                            =======    =======    =======     =======     =======          =======